EXHIBIT 5.1

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522

December 16, 2004

Advance America, Cash Advance Centers, Inc.
135 North Church Street
Spartanburg, South Carolina 29306

Re:	Advance America, Cash Advance Centers, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as special counsel to Advance America, Cash Advance Centers, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Company's registration statement on Form S-8 (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") on December 16, 2004 under the Securities Act of 1933, as amended (the "Act"), for the registration of 4,250,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), that may be issued and sold under the Advance America, Cash Advance Centers, Inc. 2004 Omnibus Stock Plan (the "Plan").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

        In rendering the opinion set forth herein, we have examined and relied on originals or copies of the following:

  (i)
  the Registration Statement;

  (ii)
  the Amended and Restated Certificate of Incorporation of the Company, as amended to date, as certified by the Secretary of State of the State of Delaware;

  (iii)
  the Amended and Restated Bylaws of the Company, as amended to date, as certified by Leigh Anna Hollis, Secretary of the Company;

  (iv)
  copies of certain resolutions adopted by the Board of Directors of the Company on August 3, 2004 and September 27-28, 2004, as certified by Leigh Anna Hollis, Secretary of the Company;

  (v)
  copies of certain resolutions adopted by the Compensation Committee of the Board of Directors of the Company on August 3, 2004 and September 28, 2004, as certified by Leigh Anna Hollis, Secretary of the Company;

  (vi)
  copies of certain resolutions adopted by the Pricing Committee of the Board of Directors of the Company on December 15, 2004, as certified by Leigh Anna Hollis, Secretary of the Company;

  (vii)
  a specimen certificate evidencing the Common Stock;

  (viii)
  the Plan; and

  (ix)
  the Form of Restricted Stock Agreement, as required under the Plan.

        We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

        The opinion set forth below is subject to the following further qualifications, assumptions and limitations:

(a)
in rendering the opinion set forth below, we have assumed that the certificates evidencing the Shares issuable pursuant to the Plan will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock;

(b)
in rendering the opinion set forth below, we have assumed that prior to the issuance of any Shares, the Company and the recipient of an award under the Plan will have duly entered into an applicable award agreement under the Plan (except in the case of an unconditional Stock Bonus, as defined under the Plan), and the issuance of any such Shares will be in accordance with the terms of the Plan and any such applicable award agreement; and

(c)
in rendering the opinion set forth below, we have also assumed that prior to the issuance of any Shares, the Company will have received the consideration contemplated by the applicable resolutions of the Board of Directors of the Company authorizing the issuance of such Shares and/or the consideration contemplated pursuant to the terms of the Plan (including any consideration provided for in any applicable award agreement).

        Members of our firm are admitted to the bar in the State of New York and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

        Based upon and subject to the foregoing, we are of the opinion that the Shares issuable under the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan and any applicable award agreement, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP